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                                                                    Exhibit 99.1

                          [INFORMATICA LETTERHEAD]

Contacts:   Samantha Moore               Stephanie Moser
            Public Relations             Investor Relations
            650-385-5259                 650-385-5261
            smoore@informatica.com       smoser@informatica.com


             INFORMATICA REPORTS PRELIMINARY SECOND QUARTER RESULTS

REDWOOD CITY, Calif., July 2, 2004 - Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced preliminary financial results for the second quarter ended June 30, 2004. The Company will report complete and final results for the quarter on July 20, 2004.

     The Company expects total revenues for the second quarter to be in the range of $52.5 - $53.5 million. License revenues are expected to be in the range of $23.0 - $23.5 million and service revenues are expected to be in the range of $29.5 - $30.0 million.

     Net income for the second quarter 2004 is expected to be between breakeven and $0.01 per diluted share which includes approximately $0.03 per diluted share of amortization of acquired technology, intangible assets and stock-based compensation.

     "The quarter was disappointing as we were not able to see all of the benefits of a strengthening sales and marketing line-up," said Gaurav Dhillon, president and CEO of Informatica. "We made a large number of new sales hires during the quarter and our focus in the coming quarters is increasing productivity and sharpening of our go-to-market strategy."

     Informatica will be discussing its preliminary second quarter 2004 results on a conference call today beginning at 5:30 a.m. PDT / 8:30 a.m. EDT. A live Webcast of the conference call will be available at http://www.informatica.com/ investor. A replay of the call will also be available by dialing 888-286-8010, reservation number 77465760.

     Informatica will be discussing its final second quarter 2004 results on a conference call on July 20, 2004.

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ABOUT INFORMATICA

Informatica Corporation (NASDAQ: INFA) is a leading provider of data integration software. Using Informatica products, companies can access, integrate, visualize, and audit their enterprise information assets to help improve business performance, increase customer profitability, streamline supply chain operations and proactively manage regulatory compliance. More than 2,000 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 1.650.385.5000 (1.800.970.1179 in the U.S.), or visit www.informatica.com.

     This release contains forward-looking statements about our expected revenues and earnings for the second quarter of fiscal 2004, our focus on increasing productivity and our go-to-market strategy. These statements are subject to risks and uncertainties, including potential discrepancies between management's initial estimates and the final results for the second quarter and the risk that actual results for the second quarter may not meet our current estimates. Further risks are detailed from time to time in Informatica's SEC reports, including its Form 10-K Report and Form 10-Q filings. Informatica assumes no duty to update any of the forward-looking statements in this release.


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Note: Informatica is a registered trademark of Informatica Corporation in the
United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.